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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 2, 2005 (January 27, 2005)

SAMSONITE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-23214	36-3511556
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification Number)

11200 East 45th Avenue Denver, Colorado		80239-3018
(Address of principal executive offices)		(Zip Code)

(303) 373-2000
Registrant's telephone number, including area code:

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐
Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐
Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry into a Material Definitive Agreement

        On January 27, 2005, Samsonite Corporation ("Samsonite"), Samsonite Japan Co., Ltd. ("Samsonite Japan") and ESY Management LPS Investment Limited Partnership ("ESY"), an unrelated third party, entered into a Shareholders' Agreement for the purpose of forming a joint venture in Japan. The joint venture will market, distribute and sell specified products bearing brand names owned by Samsonite. Under the Agreement, Samsonite will provide 67% and ESY will provide 33% of the initial capitalization of Samsonite Japan, which will serve as the joint venture vehicle.

        The Agreement will terminate as of December 31, 2009, unless extended by mutual agreement. The joint venture can be terminated earlier than the stated termination date in the event of deadlock on material corporate decisions or the occurrence of standard termination events.

        The Agreement grants Samsonite a call option to buy and ESY a put option to sell the shares of Samsonite Japan owned by ESY. The Agreement specifies the timing for exercise, the process for calculating the purchase price, and the payment terms related to the call and put options.

        In addition to entering into the Agreement, Samsonite Europe N.V. (" Samsonite Europe"), an affiliate of Samsonite, and Samsonite Japan executed a Sublicense and Distribution Agreement (the "Sublicense") effective as of January 27, 2005. Among other provisions, the Sublicense grants Samsonite Japan the exclusive right to manufacture for and to market, distribute and sell into the Japanese market certain products bearing brand names owned by Samsonite which have been licensed to Samsonite Europe N.V. Samsonite Europe N.V. will earn a royalty of 5% on all sales of such products. The royalty will be paid annually after the close of each calendar year.

Signatures

        Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Samsonite Corporation
By:	/s/ RICHARD H. WILEY Name: Richard H. Wiley Title: Chief Financial Officer, Treasurer and Secretary

Date: January 27, 2005

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  ITEM 1.01 Entry into a Material Definitive Agreement
Signatures